Exhibit 99.1

      Garmin Reports Record First Quarter, Affirms 2005 Guidance

CAYMAN ISLANDS, April 27, 2005/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced a record first quarter ended March 26, 2005. The company’s consumer segment experienced 11 percent revenue growth during the first quarter of 2005. The aviation segment also achieved 59 percent revenue growth for the quarter, which led to overall revenue growth of 22 percent for the quarter.

“The first quarter of 2005 was another good quarter for Garmin. We introduced sixteen new products during the quarter, adding to all categories of our product portfolio. These new products, which include aviation, recreational, fitness, marine and automotive units have all been very well received by the market,” said Dr. Min Kao, CEO of Garmin Ltd. “Consumer awareness and interest in the utility of GPS navigation continue to grow, and we experienced solid demand across nearly all product lines,” continued Dr. Kao. Over 584,000 units were shipped in the first quarter of 2005, demonstrating the growing strength of the Garmin brand. The company also began shipping the acclaimed G1000 integrated avionics system for the Cessna 172, the seventh aircraft model to be certified to date.

“I am pleased to report that we have continued to strengthen our inventory position to meet the anticipated demand for the coming marine and spring seasons, and have begun to ramp up production for delivery of newly released products such as the StreetPilot ‘c-series’,” said Dr. Kao. “These products have generated a great deal of interest. Therefore, we expect a higher consumer segment growth rate in the second quarter and beyond.”

First Quarter 2005

Revenue for the quarter increased 22 percent to $192.7 million from $158.3 million in the year-ago quarter. Net income increased to $47.4 million, or $0.43 diluted earnings per share, compared to $34.7 million or $0.32 diluted earnings per share in the year-ago quarter. First quarter net income included a $11.1 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.51 compared to $0.37 in the year-ago quarter.

Consumer revenue for the first quarter totaled $137.5 million – an 11 percent growth compared to the first quarter of 2004. Aviation revenue totaled $55.2 million – a 59 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 584,000 from 478,000 – representing an increase of 22 percent.

Revenue increased across North American and European regions during the first quarter of fiscal 2004 when compared to the year-ago quarter:

      —   North America revenue was $132.7 million compared to $107.3 million, up 24 percent.
      —   Europe revenue was $50.3 million compared to $43.9 million, up 15 percent.
      —   Asia revenue was $9.7 million compared to $7.1 million, up 37 percent.

“We are pleased with our financial results for the first quarter 2005, and believe we are on track to meet our 2005 full year guidance,” said Kevin Rauckman, chief financial officer of Garmin Ltd. Gross margins were in line with our expectations at 53.6 percent for the first quarter. We also generated $31.1 million of free cash flow (defined as operating cash flow less capital expenditures for property, plant, and equipment) for the quarter, resulting in a cash and marketable securities balance of $601.3 million at the end of the first quarter of 2005.” The company believes that free cash flow is an important measure because management uses it as a measure of the company’s quality of earnings and its ability to reinvest in the business.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

Fiscal 2005 Outlook

Garmin remains committed to expansion of its growing range of products and its ability to serve distributors and customers around the world. In addition to the sixteen products introduced during the first quarter, a number of additional new products are expected to be released during the second quarter, which should position the Company well for the remainder of 2005.

The Company affirms its current fiscal year guidance. Diluted EPS for fiscal year 2005, excluding effects of foreign currency, is estimated to be in the range of $2.30 to $2.38 on estimated revenues of $890 million to $915 million. Management will continue to provide annual guidance updates and progress reports on a quarterly basis.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

       When:      Wednesday, April 27, 2005 at 11:00 a.m. Eastern
       Where:      http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
       How:         Simply log on to the web at the address above or call to listen in at 800-883-9537.
       Contact:    investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 4988638. An archive of the live webcast will be available until May 27, 2005 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2005, the Company’s expected consumer segment growth rate and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2004 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2004 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

      Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	13-Weeks Ended
	March 26, 2005	March 27, 2004
Net sales	$192,651	$158,329
Cost of goods sold	89,453	77,878

Gross profit	103,198	80,451
Selling, general and
administrative expenses	20,518	16,642
Research and development
expense	16,928	14,220

	37,446	30,862

Operating income	65,752	49,589
Other income(expense) (A)	(6,942)	(5,721)

Income before income taxes	58,810	43,868
Income tax provision	11,409	9,212

Net income	$47,401	$34,656

Net income per share:
Basic	$0.44	$0.32
Diluted	$0.43	$0.32
Weighted average common
shares outstanding:
Basic	108,408	108,197
Diluted	109,421	109,182

(A)	Includes $11.1 million of foreign currency losses in Q1 2005 and $7.6 million of foreign currency losses in Q1 2004.

      Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) March 26, 2005	December 25, 2004
Assets
Current assets:
Cash and cash equivalents	$249,193	$249,909
Marketable securities	52,270	64,367
Accounts receivable, net	101,720	110,119
Inventories	166,429	154,980
Deferred income taxes	36,962	38,527
Prepaid expenses and other current assets	16,991	19,069

Total current assets	623,565	636,971
Property and equipment, net	180,342	171,630
Restricted cash	1,482	1,457
Marketable securities	299,850	257,848
Other assets, net	47,992	49,485

Total assets	$1,153,231	$1,117,391

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$40,321	$53,673
Other accrued expenses	41,254	51,661
Income taxes payable	65,975	70,933

Total current liabilities	147,550	176,267
Deferred income taxes	5,334	5,267
Stockholders' equity:
Common stock	1,085	1,084
Additional paid-in capital	110,853	108,949
Retained earnings	862,610	815,209
Accumulated other comprehensive loss	25,799	10,615

Total stockholders' equity	1,000,347	935,857

Total liabilities and stockholders' equity	$1,153,231	$1,117,391